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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

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
Scottish Annuity & Life Holdings (Bermuda) Limited

Scottish Annuity & Life Insurance Company (Bermuda) Limited

Scottish Annuity & Life Insurance Company (Cayman) Ltd.

Scottish Annuity & Life International Insurance Company
  (Bermuda) Ltd.

Scottish Holdings (Barbados), Limited

Scottish Holdings, Inc.

Scottish Re (Dublin) Limited

Scottish Re (U.S.), Inc.

Scottish Re Intermediaries (Canada) Limited

Scottish Solutions, LLC

Tartan Wealth Management, Inc.

The Scottish Annuity Company (Cayman) Ltd.

World-Wide Corporate Capital Limited

World-Wide Holdings Limited

World-Wide Insurance PCC Limited

World-Wide Life Assurance S.A.

World-Wide Reassurance Company Limited
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